Exhibit 107

Calculation of Filing Fee Tables

S-8

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(Form Type)

Xerox Holdings Corporation

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, $0.0001 par value per share	Other(3)	3,870,000(2)	$16.12(1)(3)	$62,384,400.00	0.00011020	$6,874.76

Total Offering Amounts					$62,384,400.00		$6,874.76

Total Fee Offsets							—

Net Fee Due							$6,874.76

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)

Represents 3,870,000 additional shares of Common Stock authorized to be issued under the Xerox Holdings Corporation Performance Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(3)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the NASDAQ Global Select Market on July 28, 2023.